Evolution Optiks

Evolution Optiks Limited specializes in light field and optically innovative digital products which are designed to stand to transform our everyday lives.


© 2022 Evolution Optiks Limited. All rights reserved.
Specifications are subject to change without notice.
All product names are trademarks of their respective companies.
www.evolutionoptiks.com

Invest

DEADLINE: October 27, 2023
in 2 months

SHARE PRICE
$1

TOTAL RAISED
$0

VALUATION
$47,500,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Founded in 2014, Evolution Optiks specializes in light field products and is on track to becoming an industry leader. What started as an exercise to solve a single problem quickly revealed the extensive opportunities presented by light field technology to correct and enhance digital displays for a multitude of end uses. Now we are licensing our technology to a US based company, Evolution Optiks (USA) Ltd., which was founded in 2021.

The company's primary categories of interest are optometry instruments, neuro-optical screening and training devices and, more broadly, it is exploring solutions based on vision-adapted, multi-view and light field displays, with applications in medicine, consumer solutions, advertising and media, automotive and avionics.


Keeping the World in Focus.

PROBLEM

- **LFR-260 Refractor** - Unlike traditional refractors which are based on a variety of lenses and mechanical adjustments, no such components are at the core of LFR-260.
- **DeCon** - Each day, countless concussions around the world remain undetected, causing long term, severe neuro-functional issues, such as CTE. At the same time, on-site technology choices are poor.
- **FalconFrames** - One of the most neglected aspects of fitness is the link between eye, brains, and motor (muscular) coordination.

> ***"Traumatic brain injury has reached epidemic levels and is a public health crisis."***
>
> – Center for Disease Control (CDC)
> Washington, DC

SOLUTION

Evolution Optiks is applying light field technology to produce a distinct type of subjective refractor with features and advantages not found in traditional refractors.

The results are innovative, remotely operable, low-cost, portable devices that are in a class of their own and a joy to interact with, by patients, care providers, and consumers.


Camera
Light shaping layer
Specialized display
Tunable lens
Aperture controller

LFR-260: Portable Light Field Tele-Phoropter

The LFR-260 introduces QuadView™ refractions that may forever transform how eye exams are done. The technology is the digital form of eye refractions which hasn't changed much since 1915. As a portable device, it can be used outside an office in developing countries and remote areas.


High Speed Eye Tracking
Inertia Tracking
Integrated LTE Wireless
Multi Channel
Acoustics
Multi Focal, Specialized Light Field Display
Always-on, embedded
battery pack

DeCon: Sideline Brain Health Diagnostics and Recovery

DeCon is designed to allow the user to perform a variety of tests to detect and help with recovery of mild brain trauma (such as concussion). It is particularly designed to be portable and to be an option at sporting events, training centers, schools, construction sites, anywhere injuries typically occur.


Linear Light Field Array,
retina-tracking guide-lights
Haptics
Gaze tracking
Bluetooth
Inertia tracking

FalconFrames™: Neuro-Fitness and Training

FalconFrames is a state-of-the art wearable device, with a dynamic linear light field array with retina-tracking guide-lights. Or, in other words. . .thousands of data points per second processed by AI-trained algorithms that can detect signs of brain, vision or motor impairments. Falcon Frames are designed to analyze your eye movement and provide visual "hints" on where to look, in real time.

BUSINESS MODEL

Evolution Optiks plans to use a SaaS model with a pay-per-use model for the LFR-260 and DeCon devices, consumer subscription models, and outsourced manufacturing.

> **"The global ophthalmic equipment market boasts a total value of $63.4 billion in 2022 and is projected to register a growth rate of 5.0% to reach a value of $80.9 billion by 2027."**
>
> ---
> *MarketsandMarkets*

MARKET

- **LFR-260 Refractor** - Doctors, healthcare providers, lenses and frames flagship retailers.
- **DeCon** - Sports centers, sporting leagues, schools, EMTs, elderly care, construction sites.
- **FalconFrames** - Consumers or athletes interested in taking their neuro-motor coordination and overall fitness to the next level.

DEAL HIGHLIGHTS

The parent company has developed a multi-jurisdiction patent portfolio of **over 35 granted patents to date,** which are available for Evolution Optiks (USA) Ltd.'s use under a licensing agreement.

Two FDA applications in process, launch-ready products, established global manufacturing and supply logistics.

The parent company is currently backed by high net-worth individuals and families from five continents.



Photo at the **Johns Hopkins All Children's Hospital**, St. Petersburg, Florida, July 2022

with **Dr. Patrick Mularoni, Specialty Physician** and

Dr. Luis Ahumada (background), **Director of Machine Learning and Predictive Analytics**

DeCon

PRESS

View our latest news and updates here.

TEAM HIGHLIGHTS

Our Montreal, Canada-based research and development team, Evolution Optiks R&D Inc. (an affiliate of Evolution Optiks (USA) Ltd.), is composed of academics, industry experts and product development specialists who are all working to disrupt digital industries.

Innovating in the space of light field technology requires outstanding talent. Everything we do takes shape through our multidisciplinary R&D group, a combination of some of the best and brightness engineers in software, hardware and optics.

We are dedicated to solving some of the most challenging aspects that are needed in order to bridge the gap between dreams and reality, in order to make a difference for a better future.



Raul Mihali
President & CEO

Serial entrepreneur, part of two IPOs on NASDAQ, Tangoe inc. Named "top 5 IPOs of the year", $1B market capital. Commercialized advanced technologies from large R&D portfolios of GE, UTC, IBM. 40+ peer reviewed journal and conference papers, book chapters.



Andreas Kusay
Chairman & COO

Swiss Re management, President & CEO of all Manulife Financial's operations in Barbados.



John Jacobsen
VP of Product

Product Lead at Latch, recently on the NASDAQ. Stanley Black & Decker, Nanit, Quirky, Smart Design.



Mostafa Darvishi
VP of Engineering

Ph.D. Electrical Engineering. Bombardier, "Best Ph.D. in Canada in 2018."

TECHNICAL ADVISORS



Dr. Steve Olvey
Chief Medical Advisor

Medical director F1/FIA, 40+ years concussion expertise.



Dr. Anne Reuter
Neuro-Optometry Advisor

NFL Alumni Foundation and John McEnroe Tennis Academy official doctor.

USE OF PROCEEDS

If the offering's maximum amount of $2,500,000 is raised:

Use	Value	% of Proceeds
Licensing Support Fee	$1,000,000	40.0%
Personnel	$602,500	24.1%
Research and Development	$325,000	13.0%
Certifications	$50,000	2.0%
Patent Agent & IP Fees	$150,000	6.0%
Marketing	$150,000	6.0%
Rent & Other Office Expenses	$50,000	2.0%
Travel	$50,000	2.0%
Intermediary fees	$122,500	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Evolution Optiks (USA) Ltd.. This offering must raise at least $10,000 by October 27, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Evolution Optiks may issue additional securities to raise up to $2,500,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

50,000,000 shares
× $1 per share

$50,000,000 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

> Website

UPDATES

Aug 28, 2023 • Primary offering of 2,500,000 shares at $1

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